Exhibit 99.1

501 Elliott Ave. W. #400 Seattle, WA 98119	T 206.282.7100 F 206.272.4010

Cell Therapeutics Provides Additional Information

at Request of CONSOB

February 17, 2009 Seattle — Cell Therapeutics, Inc. (CTI) (NASDAQ and MTA: CTIC) is providing the information herein pursuant to a request from the Italian securities regulatory authority, CONSOB, pursuant to Article 114, Section 5 of the Unified Financial Act. The Company also directs its Italian shareholders to the Italian language section of its website at www.celltherapeutics.com/italiano, where more complete information about the Company and its products and operations, including press releases issued by the Company, as well as the Company’s SEC filings and the Listing Prospectus authorized to be published by CONSOB, can be found. The information provided below is qualified in its entirety by reference to such information.

A) On-going management

Perspectives of the products under authorization and development-marketing plans

The Company is making substantial progress in the advancement of its product development business. The following relevant information summarizes the status about the products developed and/or marketed by CTI.

The following considerations relating to the activity and situation of the Company must not be intended as forecasts or estimates, but represent comments on the desired development of the Company’s business, also in the light of the sector where the Company operates.

OPAXIO: the EMEA is currently reviewing our MAA (Marketing Authorization Application) and we would expect to receive the opinion from the Medicinal Product Committee by June 2009. If OPAXIO receives a positive opinion for approval to treat non-small cell lung cancer, Novartis Pharmaceuticals, subject to the exercise of the option within 30 days of such opinion, would be obliged to launch the product in the EU, paying the Company up to $25 million in reimbursed development expenses, bearing all expenses going forward for OPAXIO (estimated 2nd half 2009 expenses amount approximately to $7 million) and paying the Company a 20% royalty on net product sales.

Zevalin: in November 2008 the US Food and drug Administration (hereinafter “FDA”) granted priority review to the marketing application for Zevalin. The new indication if approved will result in a significant increase in the market and revenue potential for Zevalin growing from less than 1,000 patients per year currently (or $14 million in annual sales) to up to 18,000 patients per year an almost 20 fold increase. In November 2008 we formed a 50%-50% joint venture with Spectrum Pharmaceuticals, Inc., where Spectrum paid CTI $15 million for 50% membership interest in the joint venture and whereby Spectrum will provide 50% of all direct expenses needed to launch the product for its new indication as well as to reimburse 50% of CTI expenses related to 22 dedicated personnel CTI provides to the joint venture. All net operating profits of the venture are shared equally. Based on current sales forecast projections the Company expects the joint venture to turn cash flow positive in the 4th quarter 2009.

Pixantrone: in November 2008 the Company announced the Company had achieved the primary efficacy endpoint of its phase III EXTEND (PIX301) trial of pixantrone (BBR2778) for patients with advanced, relapsed aggressive NHL based on a preliminary intent to treat efficacy analysis. In January 2009, the Pre-NDA communication from the FDA on the Phase III trial provided the basis to support submitting a New Drug Application (hereinafter “NDA”) by the Company. In January 2009, the Company provided additional data results from that trial demonstrating pixantrone also significantly improved progression free survival, an important secondary endpoint in this hard to treat patient population. Based on the FDA feedback and these trial results the Company expects to begin a rolling NDA submission to the FDA in the first quarter of 2009. The Company would expect the application to be granted priority review, requiring the FDA to provide a decision on the application within 6 months of the final submission of the NDA.

Pursuant to an agreement already disclosed to the market, Novartis has an option to negotiate an exclusive worldwide license for Pixantrone. Such option may be exercised until the later to occur of (i) three hundred sixty-five (365) days after the database on CTI’s ongoing phase III study of pixantrone is locked or (ii) the earlier of thirty (30) days following receipt by Novartis of the product approval information package for an acceptable label or Novartis’ determination to terminate the development rights for OPAXIO. Based on the terms of the option and subject to the exercise thereof, the Company might receive a fee of $7.5 million, plus $12.5 million in past expense reimbursement and approximately $12.2 million in estimated expenses and personnel reimbursement going forward. Upon the FDA approval of Pixantrone for the indication in the application, Novartis would pay CTI a $10 million approval milestone fee. Upon commercial launch of the product Novartis would assume all Pixantrone related expenses in addition to paying CTI a royalty on net sales initiating at 10% for the first $50 million of cumulative Net Sales in the United States and range from 28% to 32% beyond $50 million in cumulative Net Sales. We are also planning on initiating an application for Authorized Temporary Use (named patient sales) for Pixantrone in Europe which will allow the company the ability to make the drug available to patients in Italy, France, Germany, Spain and other European countries prior to it projected approval next year.

Brostallicin: we are currently awaiting results from a cooperative group phase 2 trial which results would provide the Company important information on which direction to proceed with regards to additional clinical trials to satisfy regulatory requirement to permit marketing approval.

CT-2106: We have not invested in this product opportunity since 2006 based on limited and scarce resources and prioritization of more attractive nearer term product opportunities.

Commercial agreements for the marketing of the products

No commercial agreement for the marketing of its products other than what has already been disclosed to the market has been entered into by the Company, although the Company is actively seeking potential partners for marketing its products going forward and will promptly disclose the relevant information, if any, according to the applicable laws and regulations.

Provisional financial information as of December 31, 2008 and EBITDA

The following information concerns the Company’s provisional (unaudited) results for the year ended December 31, 2008.

Such financial information represents estimates which, as such, are based on assumptions whose occurrence depends on circumstances relating to the Company and the macroeconomic scenario which might or might not occur.

With respect to the operating performance of the Company (Consolidated), Estimated Net Sales of the Company for the year ended December 31, 2008 were approximately $11.4 million. Revenue related to the sale of Zevalin for the period January 1, 2008 through December 15, 2008 was recorded on the Company’s books. For the period December 16, 2008 through December 31, 2008, revenue related to the sales of Zevalin was included in the Company’s share of the loss in the joint venture. As a result of the formation of RIT Oncology, LLC on December 15, 2008 (a joint venture entered into with Spectrum Pharmaceuticals), the Company no longer records sales related to Zevalin. Accordingly, sales related to Zevalin and related commercial and development expenses are recorded by RIT Oncology, LLC of which the Company has a 50% interest. CTI’s financial statements for the year ended December 31, 2008 will, therefore, include the Zevalin’s revenues until December 14, 2008, but not the revenues between December 15 and December 31, 2008.

The summary of significant accounting policies, in particular “Derivatives Embedded in Certain Debt Securities” and “Fair Value Measurements” discuss management’s adherence to authoritative literature and relevant guidance in the valuation and presentation of such instruments is attached hereto under 1).

The following table reports the Estimated Indication of few relevant items referring to the statements of operations for the year ended December 31, 2008

Estimated Indication of few relevant items referring to the statements of operations for the year ended December 31, 2008

(in thousands—U.S. Dollars):

Net Sales	$11, 432
Operating expense	$(88,715)
Loss from operations	$(77,283)

Other income (expenses), net	$47,814
Preferred Stock:
- Beneficial conversion feature	$(1,067)
- Dividend	$(662)
- Deemed Dividend	$(21,149)
EBITDA	$(52,347)

Depreciation and amortization	$(5,228)
Make-whole interest expense	$(70,243)
Amortization of debt discount and issuance costs	$(66,530)
Interest expense	$(8,559)

Net loss attributable to common shareholders	$(202,907)

B) Financial situation of the Company and means of financing to support the management

1) Net financial indebtedness

The following table reports the estimated Company’s net debt financial indebtedness as of December 31, 2008, including the separate indication of the total financial needs, regarding debts expiring less than 12 months ahead (current portion)

Net Financial Standing	December 31, 2008
(in thousands US Dollars)
Cash and cash equivalents	$10,072
Restricted cash	6,639
Securities available-for-sale	599
Long term obligations, current portion	(757)

Net Financial Standing, current portion	16,553

Senior subordinated notes	(55,150)
Long term obligations, less current portion	(2,907)
Convertible senior notes	(87,223)
Net Financial Standing, less current portion	(145,280)
Net Financial Indebtedness	$(128,727)

The total estimated net financial position of the Company as of December 31, 2008 is approximately a negative $128,727,000. The Company’s net financial debt as it relates to just convertible senior subordinated and convertible senior notes that include embedded derivatives, which has been included in the values presented in the “Net Financial Standing” table above, totalled $23.6 million.

No portions of the Convertible Senior Subordinated and Convertible Senior Notes come due within the next twelve months.

2) Overall face value of outstanding notes of the Company

Please be informed that, as of January 31, 2009, the overall face value of the outstanding notes of the Company amounted to US$ 127,193,000.

3) Detailed information about the notes issued by the Company

In 2008 the Company issued approximately $244.8 million in convertible senior notes and received a $19.5 million premium for warrants issued in connection with one of the notes. All the notes were issued without an issue disagio.

The notes had coupon rates ranging from 9% to 18.33% and interest-make-whole provisions which entitled the holders of the notes to receive the coupon interest upon conversion of the notes. The interest-make-whole expense paid to the note holders in 2008 was approximately $70.2 million. At December 31, 2008 the Company held $6.6 million in an escrow account for interest-make-whole payments.

The Company paid $8.1 million in investment banking fees related to the issuance of the notes and incurred legal and other transaction costs associated with the note issuances totaling $1.1 million

On March 4, 2008 the Company issued $51,655,000 convertible senior notes (one of the convertible senior note issuances in 2008) in connection with an inducement to convert the then outstanding Series A, B, C & D preferred shares. Approximately $16.5 million of the proceeds was used to induce the preferred shareholders to convert their preferred shares into common shares. This amount was reported as a “deemed dividend” in the Company’s quarterly results for the three months ended March 31, 2008.

The Company also used approximately $71.0 million of the proceeds received from the issuance of the notes to repurchase previously issued and outstanding convertible senior notes and returned an additional $7.6 million of escrowed interest-make-whole to a note holder to repurchase previously issued notes. This amount was reported in the loss on the exchange of convertible notes in the Company’s quarterly results for the three months ended September 30, 2008.

Net proceeds from the issuance of convertible senior notes in 2008 was approximately $80.4 million after considering a $300,000 coupon interest payment made on certain notes outstanding during 2008 and settling a litigation claim for $2.5 million. The net proceeds were used to advance the Company’s clinical development and commercial programs as well as for general corporate purposes.

Schedule of Convertible Securities Issued in 2008 at Stated Value including the Effective Issuance Costs and the Escrowed Amounts for Interest-make-whole Payments

The following table shows the gross proceeds and the net proceeds deriving from the issuance by the Company of the convertible notes in 2008.

NET PROCEEDS FROM 2008 ISSUANCE

Securities issued	Total Proceeds
Gross Proceeds	264.297.542

Escrowed Make-whole	(114.587.078)
Deemed dividends on preferred Stock	(16.497.609)
Settlement of 50% of claims with Enable	(2.450.000)
9% Notes Repurchase	(5.250.000)
Release of escrow due to 9% Repurchase	1.419.791
13.5% Notes Repurchase	(17.518.000)
Release of escrow due to 13.5% Repurchase	6.525.000
15% Notes Repurchase	(23.000.000)
Release of escrow due to 15% Repurchase	10.349.999
18.33% Notes Repurchase	(16.250.000)
Release of escrow due to 18.33% Repurchase	8.935.875
9.66% Notes Repurchase	(9.000.000)
Release of escrow due to 9.66% Repurchase	2.608.200
89.583.720
Issue Costs	(9.145.382)

Net Proceeds	80.438.338

The gross proceeds deriving from the issuance by the Company of the above convertible notes were equal to $ 264,297,542 and the relevant net proceeds were equal to $ 80,438,338, for a total cost of $ 183,859,204 (which includes, nevertheless, the amount regarding the repurchase of part of the convertible bonds) corresponding indicatively to an average impact of the financial resources raised through the above issuance of about 70%.

As of January 31, 2009, with respect to the above convertible notes, there are 9% Convertible Senior Notes outstanding with a principal value of US$ 5,585,000 (convertible into n. 396,099 shares of Common Stock) and 10% Convertible Senior Notes outstanding for a principal value of US$ 3,000,000 (convertible into n. 21,897,810 shares of Common Stock).

4) Markets where the notes have been distributed and exchanged

The convertible notes have been issued in the US. Once the convertible debt security has been executed, the Company has no knowledge of subsequent distribution. Upon confirmation of conversion of a debt security to common stock, shares are issued to the holder. The Company has no knowledge of the subsequent distribution.

5) Corporate interest for the recent issuance of notes

Management believes that the use of coupon make-whole convertible notes (as defined below) was the only viable source of funding for CTI in 2008 given the global credit and capital market crisis.

The interest-make-whole provisions entitle the holders of the notes to receive all interest payable through scheduled maturity, less any interest paid before conversion. The whole amount of such interest is held in escrow until conversion of the notes. While these convertible notes came at an expensive price 30% to 45% coupon make whole provision, the ultimate cost to the shareholder was inferior than the alternatives the Company was facing.

The Company believes that the alternative to the issuance of the aforementioned notes was filing for insolvency under Chapter 11 which would have had a more deleterious impact on shareholder equity.

6) Company burn rate

The current Company average burn rate $4.5 million on a monthly basis. Nevertheless, CTI is reviewing all alternative options to reduce such burn rate.

7) Cash break-even

The Company believes to be on track to reach its stated goal of cash flow break even in Q4-2009. The conditions that need to be met include, any two of the following: (a) successful debt tender offer of 75% of existing $124 million convertible debt (whose financing might depend also on the resources raised as a consequence of the occurrence of the events listed under b), c) and d) below or, even partially, following one or more share capital increases and, likely, provided that the Company is not forced to issue new convertible bonds); (b) the exercise of the option and subsequent entering into an exclusive worldwide license for Pixantrone by Novartis and related fees, milestones, and expense reimbursements; (c) OPAXIO approval in EU with Novartis beginning commercial activities and related payments for such; (d) Zevalin first-line consolidation approval in Q2 with sales increasing to $34 million annual run rate.

Only the aforesaid (a) condition partly depends on the activity of the member of the Board or of the management of the Company.

As described, the above auspice regarding the cash break-even is based on a number of factors, also out of the control of the Company, including but not limited to, successful clinical trials, regulatory approval by the appropriate regulatory authorities and adequate sales of approved products, any or all of which may not occur by 2009 or 2010, if at all.

The considerations made above are not, therefore, valid as and should not be taken as forecasts or estimates of profits, but they rather represent comments on the desired development of the Company, as well as of the Company’s business, also in consideration of the sector in which the Company operates.

8) Plans of increase of Common Stock and of issuance of convertible notes to be performed during the next 12 months

Subject to the approval by the shareholders’ meeting of the proposed increase in the number of authorised shares of Common Stock, in the next 12 months the Company might proceed with issuing new shares of Common Stock for the purposes of business transactions where useful, of the financing of the tender offer on the Company’s outstanding convertible notes and / or of the financing of the Company’s activity. The Board of the Company will resolve on the relevant increases of Common Stock from time to time as required.

With respect to the convertible notes, the Company prefers going forward not to utilize such instruments to fund it operations but it may be forced to if other sources of capital are not available. The Company is not able to provide more specific indications as to the modalities of the execution of the above increase in the authorised Common Stock and the use of the relevant proceeds because such modalities and use will largely depend on the occurrence of a number of events which are outside of the Company’s control, such as the actual execution of the agreements described under Paragraph a) above.

As disclosed, respectively, on January 31 and February 5, as of January 28 there were n. 295,943,993 shares of Common Stock outstanding and, on February 5, n. 6,634 shares of preferred stock of Series F were issued.

Please see the table attached hereto under 2) which describes the convertible bonds issued by the Company starting from 2003 and, in particular, the face value of those convertible bonds still outstanding.

C) Reverse stock split

Given the moratorium on the NASDAQ $1.00 minimum bid requirement through April 2009 the Company doesn’t have immediate plans to effect a reverse split. We would consider it for business purposes including but not limited to regaining compliance with NASDAQ rules. Preferably the Company would reach its product, regulatory and corporate milestones with an adequate appreciation in its share price such that it would not be required to reverse split its shares outstanding to meet NASDAQ’s bid requirement.

Should the above reverse stock split be instead approved by the Company, such split would only be applied to the shares outstanding at the time of the resolution and the increase in the number of shares of common stock will only refer to the shares after the stock split.

D) Recent agreements on the preferred shares

We are unaware of any relationship between the beneficial owners and the members of the board or of the management of the Company.

E) Possible delisting from NASDAQ

In addition to the information disclosed in the press releases dated January 9, 13 and 31, 2009, the Company has recently provided the NASDAQ listing qualifications panel with an update on its plan to re-gain compliance with the NASDAQ market value of listed securities requirement. In doing so, the Company requested an extension through February 27, 2009, as opposed to the granted exemption date of February 12, 2009, but the relevant resolution has not been communicated yet. The Company believes it is approaching compliance with the market cap requirement which at a share price of $0.11 should provide the required market capitalization to remain on the NASDAQ Capital Market (because, in the light of the number of outstanding shares, such price would entail a market capitalization exceeding the required US$ 35 million). An increase in the current share price might derive from, among other things, the execution of the agreements described under paragraph A) above; with respect to the reaching of the above market capitalization, there is no certainty. In the event the panel does not extend the exemption or the Company does not regain compliance, the Company’s common stock may be quoted on the Over-the-Counter Bulletin Board (the “OTCBB”), an electronic quotation service maintained by the Financial Industry Regulatory Authority (“FINRA”), provided that a market maker in the Company’s common stock files the appropriate application with, and such application is cleared by, FINRA. The Company is taking appropriate steps to ensure that, in the event of delisting from NASDAQ, the Company may begin trading on OTC:BB immediately thereafter. Like NASDAQ, the OTCBB is a FINRA-regulated market subject to all the same oversight and regulations from the US Securities and Exchange Commission (SEC). OTC:BB has 3,753 listed companies, with 184 market makers with $17 billion of market value and $646 million daily trading value. CTI would continue to be a filing entity with the SEC (subject to requirements such as 10Q, 10K, 8K) and is subject to SEC review and oversight as it is currently. This includes compliance with Sarbanes Oxley including, inter alia, audited financials and independent corporate governance.

F) Information regarding the resort to the custody transfer and to the voting procedures for the next shareholders’ meeting

In connection with the shareholders’ meeting scheduled for February 27, 2009 the Company resorted once again to the custody transfer procedure described in the listing prospectus published in January 2008. The Company, therefore, contacted all the banks which were registered with Monte Titoli as holding CTI shares (the “Depositary Banks”) on the basis of a list provided by Monte Titoli for the purposes of obtaining, on an individual negotiation basis, their necessary collaboration. Only part of the contacted Depository Banks agreed to the custody transfer to the US accounts.

The Company gave to the Depositary Banks, which accepted to take part to the custody transfer, (i) an operational memorandum including the necessary instructions to carry out the above mentioned custody transfer and (ii) a letter from the CEO of the Company to CTI’s shareholders.

The operational memorandum invites the depositary banks to take part to the custody transfer, describing, in particular, the shareholders’ meeting to come and explaining how the custody transfer works and what information should be delivered to their clients. More specifically, the Depositary Banks are requested to make book entry transfers of shares of CTI that are beneficially owned by their customers to a participant account of their respective U.S. correspondent bank, on or before the record date so that the U.S. correspondent bank can arrange for the book entry transfer of these shares to the participant account of its broker-dealer affiliate on or before such date, and that these shares remain in the account of the broker-dealer affiliate at least through the close of business on the record date. This permits such broker-dealers under the securities laws of the United States and the rules of the New York Stock Exchange to take action to ensure that such shares are voted in favor of matters where the broker-dealers have discretion to vote, in the event that the Italian shareholders do not instruct their broker to vote the shares. The instructions given by the Company to the Depositary Banks include the above and those further instructions listed under 2) and 3) below.

The letter of the CEO, James Bianco, mainly encouraged the shareholders to attend in person the meeting or to vote by sending a proxy card. Such letter also summarized the custody transfer procedure, describing the timetable and the consequences resulting from the custody transfer in case of failure to take any action on the part of the relevant shareholder.

At the end of 2007, the Company reviewed the modalities of the custody transfer procedure for the purposes of providing even more information to Italian shareholders and facilitate their participation and voting in the context of shareholders’ meeting. Both the operational memorandum and the letter from the CEO were amended in line with what is described in the listing prospectus published in January 2008. In particular, in connection with the shareholders’ meetings held since publication of the above listing prospectus, the Company:

1)	amended the CEO’s letter to shareholders (which is delivered to the Depositary Banks at least 20 days prior to the record date and distributed by the Depositary Bank to their clients at least 10 days prior to the record date) so that this informs Italian shareholders in advance of the meeting:

-	of how to have access to the proxy materials which will be available at least 20 or 10 days prior to the shareholders meeting, according to the meeting (i.e., by accessing the SEC or the Company’s website, by requesting their Depositary Bank, by requesting the Company’s Italian offices directly or by requesting Borsa Italiana);

-	of how to exercise their voting rights, including how to resort to the Internet/Telephone Voting procedure (for the purposes of voting by phone or by Internet);

-	that the Company will request the Depositary Banks to carry out the custody transfer for the purposes of reaching the quorum;

-	of how to prevent their Banks from carrying out the custody transfer and of how to prevent the US broker-dealer from exercising its discretionary authority once the custody transfer has been carried out;

-	of how to have their shares registered in the Company’s shareholders book;

-	that the US broker-dealers are permitted to vote on certain matters on a discretionary basis pursuant to Rule 452;

-	that the transfer procedure does not imply any additional charge/burden on the part of the Italian shareholders whose Depositary Bank agreed to such transfer.

2)	amended the operational memorandum so that this:

-	expressly requests the Depositary Banks to provide the Company CEO’s letter to their clients within at least 10 days prior to the record date and to warn the latter that, failing any explicit prohibition to the custody transfer, their Banks will proceed with transferring their shares on the US accounts;

-	expressly refers to this Listing Prospectus and to the sections hereof which describe, in particular, the custody transfer, the Internet/Telephone Voting Procedure and the modalities for registration of the shares with the Company’s shareholders book;

-	expressly requests the Depositary Banks to make the proxy materials available to their clients upon request by the latter.

3)	requested the Depositary Banks to provide their clients after the record date with a second notice informing them of where they can have access to the proxy materials (meeting call notice and proxy statements), including at the Depository Banks themselves.

We have not identified any particular issue with respect to the custody transfer being effective in ensuring the exercise of voting rights by Italian Shareholders. As described in the listing prospectus published in January 2008 the custody transfer procedure permits, however, US affiliate broker-dealers to exercise their discretionary authority in voting to the extent that the Italian shareholder: (i) did not object, also through silent assent, to the transfer of the shares and, once the shares were transferred, (ii) did not exercise the right to vote pursuant to the modalities provided in the proxy statement; (iii) did not instruct U.S. affiliate broker-dealers, through his/her depositary bank, to vote or (iv) did not instruct U.S. affiliate broker-dealers, through their depositary bank , to abstain from taking any action in relation to the shares, including the attendance to the meeting and the exercise of voting rights.

Subject to the cooperation of the banks, the custody transfer procedure should increase the Company shareholders’ awareness of the shareholders’ meetings as, unlike under normal circumstances, the Depositary Banks provide the CEO letter to their clients home address. The shareholders are then free to actively participate to the shareholders’ meeting personally or by proxy or to let their depositary banks put in place the custody transfer and have a US broker-dealer voting for them.

The banks participating to the custody transfer are reimbursed by the Company of the costs borne for such purpose; in relation to the shareholders’ meeting scheduled for February 27 the Company has not received any such request yet.

In relation to the shareholders’ meeting held in June 2008, the Company was requested payments by the Depositary Banks for an aggregate amount of about Euro 8,513 and US$ 20,000. No commission was paid to the Depositary Banks.

About Cell Therapeutics, Inc.

Headquartered in Seattle, CTI is a biopharmaceutical company committed to developing an integrated portfolio of oncology products aimed at making cancer more treatable. For additional information, please visit www.CellTherapeutics.com.

This press release contains forward-looking statements that involve a number of risks and uncertainties, the outcome of which could materially and/or adversely affect future results. The risks and uncertainties include that the Company continues to have a substantial amount of debt outstanding and the quarterly interest expense associated with the debt is significant; that the Company may be unable to commence a contemplated tender offer or complete a contemplated tender offer; that the various regulatory approvals for the Company’s products may not be obtained; that Novartis may not elect to commercialize or license any such products; the Company’s operating expenses continue to exceed its net revenues and the Company will continue to need to raise capital to fund its operating expenses; that the Company’s current extension of the time to comply with the Nasdaq listing requirements may not be extended by the Nasdaq qualification panel and the Company may be delisted by Nasdaq and/or Borsa Italiana; the information presented herein with respect to the Company’s convertible notes and convertible preferred stock may differ materially from the information presented by the Company with respect to its convertible notes and convertible preferred stock prepared in accordance with US GAAP in its periodic reports on Form 10-K and Form 10-Q, as well as other risks listed or described from time to time in the Company’s most recent filings with the SEC on Forms 10-K, 8-K and 10-Q. Except as required by law, the Company does not intend to update any of the statements in this press release upon further developments.

###

Media Contact:

Dan Eramian

T: 206.272.4343

C: 206.854.1200

E: media@ctiseattle.com

Investors Contact:

Ed Bell

T: 206.272.4345

Lindsey Jesch Logan

T : 206.272.4347

F : 206.272.4434

E: invest@ctiseattle.com

Attachment 1

Summary of significant accounting policies related to information presented

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. For example, estimates include assumptions used in calculating stock compensation expense, our allocation of purchase price to acquired assets and liabilities, our liability for excess facilities, the useful lives of fixed assets, the fair value of our derivatives, calculating our tax provision and related valuation allowance, determining potential impairment of goodwill and other intangible assets, our sales return reserve and any inventory obsolescence reserve. Actual results could differ from those estimates.

Product Sales

We recognize revenue from product sales when there is persuasive evidence that an arrangement exists, title has passed and delivery has occurred, the price is fixed and determinable, and collectability is reasonably assured. All product sales are currently derived from Zevalin. Product sales are generally recorded upon shipment, net of an allowance for estimated product returns and rebates. We analyze historical return patterns for our products in determining an appropriate estimate for our returns allowance. We may need to adjust our estimates if actual results vary, which could have an impact on our earnings in the period of adjustment. If customers have product acceptance rights or product return rights and we are unable to reasonably estimate returns related to that customer or market, we defer revenue recognition until such rights have expired.

License and Contract Revenue

We may generate revenue from technology licenses, collaborative research and development arrangements, cost reimbursement contracts and research grants. Revenue under technology licenses and collaborative agreements typically consists of nonrefundable and/or guaranteed technology license fees, collaborative research funding, and various milestone and future product royalty or profit-sharing payments.

Revenue associated with up-front license fees and research and development funding payments under collaborative agreements is recognized ratably over the relevant periods specified in the agreement, generally the research and development period. If the time period is not defined in the agreement, we calculate the revenue recognition period based on our current estimate of the research and development period considering experience with similar projects, level of effort and the stage of development. Should there be a change in our estimate of the research and development period, we will revise the term over which the initial payment is recognized. Revenue from substantive at-risk milestones and future product royalties is recognized as earned based on the completion of the milestones and product sales, as defined in the respective agreements. Revenue under cost reimbursement contracts and research grants is recognized as the related costs are incurred. Payments received in advance of recognition as revenue are recorded as deferred revenue.

We evaluate multiple element arrangements pursuant to Emerging Issues Task Force, or EITF, 00-21, Revenue Arrangements with Multiple Deliverables. For multiple element arrangements that have continuing performance obligations, we recognize contract, milestone or license fees together with any up-front payments over the term of the arrangement as we complete our performance obligation, unless the delivered technology has stand alone value to the customer and there is objective, reliable evidence of fair value of the undelivered element in the arrangement. Additionally, pursuant to the guidance of Securities and Exchange Commission Staff Accounting Bulletin 104, or SAB 104, unless evidence suggests otherwise, revenue from consideration received is recognized on a straight-line basis over the expected term of the arrangement.

Derivatives Embedded in Certain Debt Securities

We evaluate financial instruments for freestanding or embedded derivatives in accordance with Statement of Financial Accounting Standards, or SFAS, No. 133, Accounting for Derivative Instruments and Hedging Activities, and related guidance. Derivative instruments are recorded at fair value with changes in value recognized in the statement of operations in the period of change.

Our 18.33%, 15.5%, 15%, 13.5%, 10%, 9% and 6.75% convertible senior notes include a feature that calls for make-whole payments upon any conversion of these notes. Our 7.5% convertible senior notes include a feature that calls for make-whole payments in the event of automatic conversion or if the holder requires us to repurchase the notes upon certain non-stock changes in control. These make-whole features along with the conversion options on the notes represent embedded derivatives that must be accounted for separately from the related debt securities. The fair value of the derivative for our 6.75% convertible senior notes is calculated based on a discounted cash flow model. The fair value of the derivatives related to all other convertible senior notes is calculated using a Monte Carlo simulation model that incorporates factors such as the current price of our common stock, its volatility and estimated time to expiration of the make-whole feature.

Changes in the estimated fair value of the derivative liabilities related to the convertible senior notes are included in gain on derivative liabilities, net and will be remeasured at the end of each reporting period (March 31, June 30, September 30, and December 31) until the relevant feature expires or all of the relevant notes are converted or repurchased.

For the year ended December 31, 2008 the gain on derivative liabilities (i.e. the aggregate change in the estimation of the fair value of the convertible notes from the date of the relevant issuance till December 31, 2008 pursuant to the Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities) was $ 69,739 million. Such gain, representing just an aggregate change of the fair value, may not be compared with and is unrelated to the net proceeds amount of $ 80,438,338 stated in the “Schedule of Convertible Securities Issued in 2008 at Stated Value including the Effective Issuance Costs and the Escrowed Amounts for Interest-make-whole Payments” below.

Fair Value Measurements

We follow the provisions of SFAS No. 157, Fair Value Measurements, or SFAS 157, which defines fair value as the price that would be received to sell an asset or paid to transfer a liability (i.e., the exit price) in an orderly transaction between market participants at the measurement date. In measuring fair value, we consider the hierarchy for inputs provided in SFAS 157 to determine appropriate valuation approaches. Generally, our valuations are based on quoted market prices for identical assets or liabilities which we have the ability to access, or for which significant inputs are observable either directly or indirectly. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires judgment. Our assumptions are set to reflect those that market participants would use in pricing the asset or liability at the measurement date; however, different judgments could yield different results. Our valuation pricing models consider time value, volatility factors, current market and contractual prices for the underlying financial instruments as well as other measurements. SFAS No. 133 is within the scope of SFAS No. 157.

Attachment 2

Description	Date of the Effective Issuance	Maturity / Redemption Date	Number of Common Stock Reserve At Issuance	Principal/ Aggregated Stated Value At issuance	Escrowed amount for interest- make-whole payments	Number of Common Stock Reserve as of January 31, 2009	Conversion Price	Effective Conversion Price	Principal/ Aggregate Stated Value 31-gen-09
4% Convertible Senior Notes	23-giu-03	01-lug-10	138.888	$75.000.000		102.129	$540,00	$540,00	$55.150.000
6.75% Convertible Senior Notes	04-nov-05	31-ott-10	779.758	$82.000.000		66.564	$105,16	$90,964	$7.000.000
7.5% Convertible Senior Notes	27-apr-06	30-apr-11	793.288	$66.312.000		400.257	$83,59	$80,457	$33.458.000
5.75% Convertible Senior Notes	12-dic-07	15-dic-11	775.000	$23.250.000		766.666	$30,00	$30,000	$23.000.000
2008 Issuances
9% Convertible Senior Notes	04-mar-08	04-mar-12	3.663.475	$51.655.000	$13,946,850	396.099	$14,10	$10,293	$5.585.000
13.5% Convertible Senior Notes	30-apr-08	30-apr-14	5.711.139	$45.118.000	$36,455,696	—	$7,90	$4,938	—
15% Convertible Senior Notes	12-giu-08	12-giu-11	2.911.392	$23.000.000	$10,350,000	—	$7,90	$4,345	—
18.33% Convertible Senior Notes	24-lug-08	24-lug-11	2.816.455	$22.250.000	$12,235,275	—	$7,90	$3,556	—
Series B 18.33% Convertible Senior Notes	19-ago-08	19-ago-11	2.816.455	$22.250.000	$12,235,275	—	$7,90	$3,556	—
10% Convertible Senior Notes	15-set-08	15-set-12	7.086.614	$9.000.000	$3,600,000	—	$1,27	$0,762	—
15.5% Convertible Senior Notes	29-set-08	29-set-12	11.189.391	$14.210.526	$8,810,526	—	$1,27	$0,483	—
9.66% Convertible Senior Notes	22-ott-08	22-ott-11	65.000.000	$24.700.000	$7,158,060	—	$0,38	$0,270	—
10% Convertible Senior Notes	05-dic-08	05-dic-11	238.330.810	$32.651.321	$$9,795,396	21.897.810	$0,137	$0,0959	3.000.000
Totals:			342.012.665	$491.396.847	$114,587,078	23.629.525			$127.193.000